EXHIBIT 10.30

THIRD AMENDMENT TO THE

MOODY’S CORPORATION

CAREER TRANSITION PLAN

The Moody’s Corporation Career Transition Plan is hereby amended as follows, effective as of the date this Third Amendment is adopted except where otherwise noted:

1.	Section 1.4 (b) is amended by adding the following language to the end thereof: “and initiated by the Participating Company”.

2.	Section 2.2 is amended by adding the following new sentence to the end thereof:

Any amounts that otherwise would have been paid during the period beginning on the date of termination and ending on the first applicable payment date shall be paid on the first applicable payment date.

3.	A new Section 5.10 is added to read as follows:

The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with such intention. Any payment under the Plan that may be excluded from coverage under Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from such coverage to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Plan shall be treated as a separate payment. To the extent required by Section 409A of the Code, any payments to be made under this Plan upon a termination of employment shall be made only if such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code.

4.	The references to “Medical, dental and life insurance benefits” in Schedule A and Schedule B are revised to read “Medical, dental, vision and life insurance benefits”, effective as of January 1, 2015.

MOODY’S 2014 10K	153